Exhibit 10.3

Bankrate, Inc.

2015 EQUITY COMPENSATION PLAN

PERFORMANCE UNIT AGREEMENT

THIS PERFORMANCE UNIT AGREEMENT (this “Agreement”), dated as of March [ ], 2016 (the “Grant Date”), is entered into by and between Bankrate, Inc., a Delaware corporation (the “Company”), and [NAME], an employee of the Company (the “Participant”).

WHEREAS, the Bankrate, Inc. 2015 Equity Compensation Plan (the “Plan”) provides for grants of Restricted Stock Units; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) has decided to make a grant of performance-based Restricted Stock Units to the Participant in order to promote the best interests of the Company and its stockholders on the terms and conditions set forth in this Agreement, conditioned on the Participant’s execution of this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.

Restricted Stock Unit Grant.  The Company hereby grants to the Participant [NUMBER] Restricted Stock Units (the “Performance Units”), subject to increase or decrease in accordance with the terms and conditions of this Agreement and the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.

2.	Definitions. All capitalized terms used herein shall have the same meaning as in the Plan, except as otherwise expressly provided.
3.	Vesting and Forfeiture.
(a)

Performance Factor.  The actual number of Performance Units earned by the Participant, subject to the continued service vesting requirement set forth in Section 3(b) of this Agreement, shall be determined by multiplying the Performance Factor (as defined in Exhibit A hereto) for the period commencing on January 1, 2016 and ending on December 31, 2017 (the “Measurement Period”) by the number of Performance Units granted pursuant to Section 1 of this Agreement, rounded to the nearest whole Performance Unit, with the Performance Factor to be determined upon the later of (i) the date on which the audit of the Company’s financial statements for 2017 is completed and (ii) the date on which the final calculation of the Relative TSR Factor (as defined in Exhibit A hereto) is made by the Committee (such later date, the “Determination Date”), it being expected that the Determination Date shall occur in April 2018 (and in no event shall the determinations contemplated by this sentence be made later than December 31, 2018).  Subject to Section 3(d)(i) of this Agreement, the number of Performance Units determined pursuant to this Section 3(a) shall be the “Earned Performance Units.”
(b)

Service Vesting.  Except as otherwise set forth in this Agreement, (i) 50% of the Earned Performance Units shall vest on the Determination Date and (ii) 50% of the Earned Performance Units shall vest on the third anniversary of the Grant Date (each, a “Vesting Date”), in each case, subject to the Participant not incurring a Termination of Service prior to the applicable Vesting Date (if the number of Earned Performance Units is an odd number, an extra Earned Performance Unit shall vest on the Determination Date).

(c)	Termination of Service.
(i)

General.  Except as otherwise provided in Sections 3(c)(ii) and 3(c)(iii) of this Agreement, if the Participant incurs a Termination of Service, any then outstanding and unvested Performance Units shall be automatically and immediately forfeited for no consideration.

(ii)

Death or Disability; Termination without Cause Prior to a Change in Control.  Notwithstanding Section 3(c)(i) of this Agreement, if the Participant incurs a Termination of Service prior to the third anniversary of the Grant Date that is due to the Participant’s death or Disability, or due to a termination by the Company other than for Cause that occurs prior to a Change in Control, the applicable number of Prorated Earned Performance Units (as defined in Section 3(c)(v) of this Agreement) shall vest on the later of the date of such Termination of Service or the Determination Date (and all other Performance Units shall be forfeited);  provided,  however, that if the Termination of Service occurs subsequent to the Determination Date, the number of Prorated Earned Performance Units that shall so vest shall be reduced by the number of Performance Units, if any, that vested and settled prior to such Termination of Service.

(iii)

Termination without Cause or Resignation with Good Reason Following a Change in Control.  Notwithstanding Section 3(c)(i) of this Agreement, if the Participant incurs a Termination of Service following a Change in Control due to (A) a termination by the Company without Cause or (B) a termination by the Participant with Good Reason (as defined in Section 3(c)(iv) of this Agreement), all unvested outstanding Earned Performance Units (determined in accordance with Section 3(d) of this Agreement) shall immediately vest as of the date of such Termination of Service.

(iv)

Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean: (A) if the Participant is party to an employment, consulting or services agreement with the Company that defines “good reason,” the definition of “good reason” set forth therein, and (B) if the Participant is not party to any such agreement, the occurrence of any of the following events:  (1) a reduction in the Participant’s base salary or  incentive compensation opportunity, (2) a material diminution in the Participant’s title, position, or duties, or (3) a relocation of the Participant’s principal place of employment that increases the Participant’s one-way commute by at least 30 miles; provided,  however, that the Participant’s termination shall not be considered to be with Good Reason unless (x) the Participant provides the Company with written notice of the event giving rise to the claim of Good Reason within 30 days following the occurrence of such event, (y) such event is not corrected, in all material respects, by the Company within 30 days following receipt of such notice, and (z) the Participant incurs a Termination of Service not more than 30 days following the expiration of such correction period.

(v)

Definition of Prorated Earned Performance Units.  For purposes of this Agreement, the “Prorated Earned Performance Units” shall mean a number of Performance Units, rounded to the nearest whole Performance Unit, equal to the product of (A) the number of Earned Performance Units that the Participant would have earned had the Participant not incurred a Termination of Service prior to the third anniversary of the Grant Date (determined in accordance with Section 3(a) of this Agreement) multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the Grant Date through the Date of Termination and the denominator of which is 1,096.

(d)	Change in Control. Notwithstanding Section 3(a) or 3(b) of this Agreement:
(i)

Prior to the Determination Date.  If a Change in Control occurs prior to the Determination Date, (A) the Earned Performance Units shall be determined by the Committee based upon the Company’s actual performance through the Change in Control (with both actual performance and the applicable performance metrics prorated for the portion of the Measurement Period occurring prior to such closing for purposes of determining the Performance Factor, in accordance with the final paragraph of Exhibit A hereto); and (B) the number of Earned Performance Units determined in accordance with clause (A) shall vest in equal installments on (1) the final day of the Measurement Period (or, if later, upon the Change in Control) and (2) the third anniversary of the Grant Date, subject to the Participant not incurring a Termination of Service through such dates.

(ii)

Following the Determination Date.  If a Change in Control occurs following the Determination Date but prior to the third anniversary of the Grant Date, all unvested Earned Performance Units (as determined in accordance with Section 3(a) of this Agreement) shall continue to vest in accordance with Section 3(b) of this Agreement.

(e)

Restatement.  If, during the period following the end of the Measurement Period and prior to the third anniversary of the Grant Date, the Company restates its earnings for any portion of the Measurement Period and it is determined that the Participant would have been eligible to receive a different number of Earned Performance Units based on such restated earnings, the Committee shall adjust the number of Earned Performance Units to reflect the number of Performance Units earned based on the restated earnings, rounded to the nearest whole Performance Unit (in the case of a restatement subsequent to the Determination Date that results in a reduction in the number of Performance Units eligible for vesting, such reduction shall be taken from the Performance Units that would have been eligible to vest on the third anniversary of the Grant Date pursuant to Section 3(b) of this Agreement, but shall not be taken from any previously vested Shares, it being understood that this parenthetical imposes no limitation on application of Section 3(f) of this Agreement).

(f)

Clawback Policy.  The Participant hereby agrees to be subject to the Company’s Senior Management Team Clawback Policy (the “Clawback Policy”) in all respects, and acknowledges that the Clawback Policy shall apply to (but that its application is not limited to) the Performance Units granted hereunder.

4.

Nontransferability.  The Performance Units acquired by the Participant pursuant to this Agreement shall not be sold, transferred, pledged, assigned, or otherwise encumbered or disposed of, except as provided herein and in the Plan.

5.

Settlement.  Subject to Section 7 of this Agreement,  the Company shall issue one Share to the Participant for each Performance Unit that becomes vested hereunder within 30 days following the applicable Vesting Date.

6.

No Voting Rights; Dividend Equivalents.  Until such time as Performance Units have been settled pursuant to Section 5 of this Agreement and the underlying Shares have been delivered to the Participant, and the Participant has become the holder of such Shares, the Participant shall have no rights as a stockholder, including, without limitation, any right to dividends or other distributions or any right to vote.  Notwithstanding the foregoing,  if the Company declares an ordinary cash dividend the record date of which occurs while the Performance Units are outstanding, the Participant shall receive additional Performance Units in an amount determined by dividing the dollar value of the dividend the Participant would have received on the Performance Units outstanding on the record date of such dividend by the Fair Market Value of a Share on the last trading day before the date of the dividend payment (rounded to the nearest whole Performance Unit).  The additional Performance Units so granted shall be subject to the same restrictions applicable to the underlying Performance Units in respect of which they were granted.

7.

Certain Tax Matters.  The Participant expressly acknowledges that the settlement of the Performance Units acquired hereunder may give rise to “wages” subject to withholding and agrees that the minimum withholding required by law shall be satisfied by the Participant surrendering to the Company a portion of the Shares that are issued or transferred to the Participant upon the settlement of the Performance Units (and, at the

Company’s election, the Company may withhold and remit to the tax authorities additional Shares so long as the aggregate withholdings do not exceed the amount of tax that would be due based upon the highest statutory tax rate in the applicable jurisdiction).  Any Shares so surrendered by the Participant shall be credited against any such withholding obligation at the Fair Market Value of such Shares on the date of such surrender (and the amount equal to the Fair Market Value of such Shares shall be remitted to the appropriate tax authorities).

8.

Governing Law; Captions.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

9.

Plan.  The Performance Units are granted pursuant to the Plan, which is incorporated herein by reference, and the Performance Units shall, except as otherwise expressly provided herein, be governed by the terms of the Plan.  In the event of a conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan shall control.  The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.  The Participant and the Company each acknowledge that this Agreement (together with the Plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.

No Employment Rights.  This Agreement shall not create any right of the Participant to continued employment or limit the right of the Company to terminate the Participant’s employment at any time and shall not create any right of the Participant to employment with the Company.

11.	Amendment. This Agreement may be amended only by mutual written agreement of the parties.
12.

Assignment.  This Agreement is personal to the Participant and, without the prior written consent of the Company, shall not be assignable by the Participant other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

13.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
14.

No Waiver.  The Participant’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

15.

Section 409A of the Code.  It is intended that the Performance Units granted pursuant to this Agreement and the provisions of this Agreement be exempt from or comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.
16.

Unfunded Plan.  This Award is unfunded and the Participant shall be considered an unsecured creditor of the Company with respect to the Company’s obligations, if any, to issue Shares pursuant to this Agreement (including, without limitation, as to any Performance Units that vest).  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Participant and the Company or any other person.

17.

Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BANKRATE, INC.

By: _____________________________________
      Name:

      Title:

PARTICIPANT

________________________________________

[PARTICIPANT NAME]

[Signature Page to Performance Unit Agreement]